Exhibit 3.1

Commonwealth of Puerto Rico
DEPARTMENT OF STATE
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
AFTER THE RECEIPT OF PAYMENT OF CAPITAL
Registry number: 29,324
FIRST: That at a meeting of the Board of Directors of
DORAL FINANCIAL CORPORATION

duly called and held, a resolution was adopted setting forth (a) proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment(s) reads as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article(s)                                                                                                                                                                                                                   so that it/they read(s) as follows:
SEE EXHIBIT A ATTACHED HERETO

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a special meeting or annual meeting was called and held pursuant to Article 7.12 of the General Corporation Law of 1995, in which a majority of the capital stockholders with voting rights and the majority of the stockholders of each class with voting rights voted as a class in favor thereof.
IN WITNESS WHEREOF, I,    Enrique Ubarri    , Authorized Officer who signs this certificate, hereby swear that the facts herein stated are true, this  12th of March, 2010.

/s/ Enrique Ubarri
Authorized Officer

EXHIBIT A
TO CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF
DORAL FINANCIAL CORPORATION
FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 340,000,000 shares, consisting of 300,000,000 shares of Common Stock, $0.01 par value and 40,000,000 shares of Serial Preferred Stock, $1.00 par value.
     The minimum amount of capital with which the Corporation will commence business is $10,000.00.
     The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Serial Preferred Stock or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:
     (a) The rates or rates (which may be floating, variable or adjustable), or the method of determining such rate or rates and the times and manner of payment of dividends, if any (and whether such payment should be in cash or securities);
     (b) Whether shares may be redeemed or purchased, in whole or in part, at the option of the holder or the Corporation and, if so, the price or prices and the terms and conditions of such redemption or purchase;
     (c) The amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or other winding up of the Corporation;
     (d) Sinking fund provisions, if any, for the redemption or purchase of shares;
     (e) The terms and conditions, if any, on which shares may be converted or exchanged into shares of Common Stock or other capital stock or securities of the Corporation;
     (f) Voting rights, if any; and
     (g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.
     All shares of Serial Preferred Stock (i) shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) shall be of equal rank, regardless of series, and (iii) shall be identical in all respects except as provided in (a) through (g) above. The shares of any series of the Serial Preferred Stock shall be identical with each other in all respects except as to the dates from and after which dividends thereof shall be cumulative. In case the stated dividends or the amounts payable on liquidation are not paid in full, the shares of all series of the Serial Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

     The Board of Directors shall have the authority to determine the number of shares that will comprise each series. Unless otherwise provided in the resolution establishing such series, all shares of Serial Preferred Stock redeemed, retired by sinking fund payment, repurchased by the Corporation or converted into Common Stock shall have the status of authorized but unissued shares of Serial Preferred Stock undesignated as to series.
     Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the Commonwealth of Puerto Rico as may be required by law.
     No holder of shares of Common Stock or Serial Preferred Stock shall be entitled as a matter right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
     Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation pursuant to the Puerto Rico General Corporations Law of 1995, each 20 shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, $0.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common stock in connection with such reclassification and combination. Any shareholder who, immediately prior to the Effective Time, owns a number of shares of Old Common Stock which is not evenly divisible by 20 shall, with respect to such fractional interest, be entitled to receive cash in lieu of any fractional share of New Common Stock in an amount equal to the net cash proceeds attributable to the sale of such fractional share following the aggregation and sale by the Corporation’s transfer agent of all fractional shares of New Common Stock otherwise issuable. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which shares of Old Common stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

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